Exhibit 99.1

JAB Holding Company-Led Investor Group Completes Acquisition of Keurig Green Mountain, Inc.

WATERBURY, Vt. (March 3, 2016) —Keurig Green Mountain, Inc. (NASDAQ: GMCR)  (“Keurig Green Mountain”) and JAB Holding Company (“JAB”) today announced the successful completion of the acquisition of Keurig Green Mountain by a JAB-led investor group.  The acquisition was announced on December 7, 2015, and the transaction closed and became effective today.

Under the terms of the transaction, Keurig Green Mountain stockholders will receive $92.00 per share in cash for each share they own.  The transaction was approved by Keurig Green Mountain stockholders at a special meeting of stockholders held on February 24, 2016.  As a result of the completion of the acquisition, Keurig Green Mountain’s common stock ceased trading on the NASDAQ Global Select Market before the opening of market today.

About Keurig Green Mountain, Inc.

Keurig Green Mountain is reimagining how beverages can be created, personalized, and enjoyed, fresh-made in homes and workplaces. Keurig Green Mountain is a personal beverage system company revolutionizing the beverage experience through the power of innovative technology and strategic brand partnerships. With an expanding family of more than 80 beloved brands and more than 575 beverage varieties, Keurig Green Mountain’s Keurig® hot and Keurig® KOLD™ beverage systems deliver great taste, convenience, and choice at the push of a button. As a company founded on social responsibility, Keurig Green Mountain is committed to using the power of business to brew a better world through its work to build resilient supply chains, sustainable products, thriving communities, and a water-secure world.

For more information visit: www.KeurigGreenMountain.com.

About JAB Holding Company

JAB Holding Company is a privately held group focused on long-term investments in companies with premium brands, attractive growth and strong margin dynamics in the Consumer Goods category. The group’s portfolio includes a controlling stake in Jacobs Douwe Egberts (JDE), the largest pure-play FMCG coffee company in the world, a controlling stake in Coty Inc., a global leader in beauty, and controlling stakes in luxury goods companies including Jimmy Choo, Bally and Belstaff. JAB also has controlling stakes in Peet’s Coffee & Tea, a premier specialty coffee and tea company, Caribou Coffee Company, a specialty retailer of high-quality premium coffee products, Einstein Noah Restaurant Group, Inc., a leading company in the quick-casual segment of the restaurant industry, Espresso House, the largest branded coffee shop chain in Scandinavia, and Baresso Coffee A/S, the first and largest branded coffee shop chain in Denmark. JAB also owns a minority stake in Reckitt Benckiser PLC, a global leader in health, hygiene and home products. In July 2015, Coty announced it had reached a definitive agreement to purchase some of Procter & Gamble’s beauty brands to create one of the world’s largest cosmetic companies. JAB is overseen by its three Senior Partners, Peter Harf, Bart Becht (Chairman) and Olivier Goudet (CEO). For more information, please visit the company’s website at: http://www.jabholco.com.

Keurig Green Mountain Contacts

Media Contact:

Dan Katcher / Matthew Sherman / Averell Withers

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investor Contact:

Kristi Bonner

Keurig Green Mountain, Inc.

(646) 762-8095

Kristi.Bonner@keurig.com

JAB Holding Company Contacts

Tom Johnson/Pat Tucker

Abernathy MacGregor Group

(212) 371-5999